As filed with the Securities and Exchange Commission on August 9, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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ENTERPRISE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	04-3308902 (I.R.S. Employer Identification Number)

222 Merrimack Street
Lowell, Massachusetts 01852
(978) 459-9000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
JOSEPH R. LUSSIER
Executive Vice President, Treasurer and Chief Financial Officer
Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852
(978) 459-9000
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)
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Copies to:

Peter G. Weinstock
Beth A. Whitaker
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
(214) 979-3000
(214) 880-0011 (facsimile)
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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer   ☐                            Accelerated Filer ☒

Non-Accelerated Filer   ☐ (Do not check if a Smaller Reporting Company)        Smaller Reporting Company   ☐
                                     Emerging Growth Company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, of 1933, as amended (the “Securities Act”), or until the registration statement shall become effective on such dates as the Securities and Exchange Commission (the “SEC” or “Commission”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2023

PROSPECTUS

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DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
Up to 265,488
Shares of Common Stock

This prospectus relates to 265,488 shares of common stock, $0.01 par value per share, of Enterprise Bancorp, Inc., registered for purchase under the Enterprise Bancorp, Inc. Dividend Reinvestment and Direct Stock Purchase Plan, which we refer to in this document as the “Plan.”
The Plan provides existing holders of shares of our common stock and new investors with a convenient and economical means of purchasing shares of our common stock. The Plan offers:
•for existing shareholders, automatic reinvestment of all or a portion of your cash dividends of Enterprise common stock in additional shares of our common stock,
•for existing shareholders, purchase of additional shares of our common stock,
•for new investors, initial purchase of shares of our common stock, and
•“safekeeping” in book entry form of your shares at no cost.
    We may issue up to 265,488 authorized but unissued or treasury shares of our common stock under the Plan. This prospectus describes and constitutes the Plan. Participants in the Plan should retain this prospectus for future reference.
    You should not view the existence of the Plan as a guaranty that we will continue to pay cash dividends on our common stock in the future. Although we have paid cash dividends since 1992, and intend to continue to do so, our ability to pay future dividends, as well as the amount and timing of any such dividends, will depend on a number of factors, such as our ongoing capital requirements, regulatory limitations, our future operating results and financial condition, our anticipated future growth and general economic conditions.

    Our principal executive office is located at 222 Merrimack Street, Lowell, Massachusetts 01852, and our telephone number at that address is (978) 459-9000. Our shares are listed for trading on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “EBTC.” On August 4, 2023, the closing price for our common stock on NASDAQ was $31.50.

Our shares of common stock to be issued pursuant to the Plan are not savings accounts, deposits or other obligations of any of our bank or non bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other other governmental agency, nor are they obligations of, or guaranteed by, a bank or savings association.
Neither the Securities and Exchange Commission, nor any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these shares of our common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
    Investing in our shares of common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus and contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference, as well as the risk factors included in, or incorporated by reference into, the applicable prospectus supplement, our periodic reports and other information that we file with the Securities and Exchange Commission, and carefully read and consider that information before buying our shares of common stock.

You should carefully read this prospectus together with the documents we incorporate by reference and the prospectus supplement before you invest in our shares of common stock.

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The date of this prospectus is , 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3, which we refer to in this document as the “registration statement,” that has been filed with the Securities and Exchange Commission (the “SEC”) by Enterprise Bancorp, Inc. and its subsidiaries (which we collectively refer to in this prospectus as “we,” “us,” “our” or the “Company”) to register shares of our common stock that may be issued under the Plan.
This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, including the exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the rules and regulations of the SEC require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters.
You should rely only on the information contained or incorporated by reference in this prospectus to decide whether you wish to participate in the Plan. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document, and neither the delivery of this prospectus nor the issuance of shares pursuant to the Plan shall create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since that date.
You should not consider any information in this prospectus or any prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the investment in our common stock. We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus nor any prospectus supplement accompanying the prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
When we refer to “Enterprise Bank” or the “Bank” in this prospectus, we mean our subsidiary, Enterprise Bank and Trust Company, which is a commercial bank chartered under the laws of the Commonwealth of Massachusetts.
Before enrolling in the Plan, you should carefully read both this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If you own shares of Enterprise common stock now, or if you decide to buy shares in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the Plan.
The registration statement containing this prospectus, including exhibits, may be obtained and read at the SEC’s Internet website found at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (SEC File No. 001-33912):
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 8, 2023 (the “2022 Form 10-K”);

•our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 9, 2023, and for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023;

•our Current Reports on Form 8-K filed on January 17, 2023, March 24, 2023, April 18, 2023, April 19, 2023 and May 3, 2023;

•our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2023 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022);
•the description of our common stock, par value $0.01 per share, contained in Exhibit 4.3 of the 2022 Form 10-K, and any other amendment or report filed for the purposes of updating such description; and

•the description of our preferred share repurchase rights registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") contained in Exhibit 4.4 of the 2022 Form 10-K, and any other amendment or report filed for the purposes of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is a part until the termination of the offering of the securities offered hereby. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act and file with the SEC annual, quarterly and current reports, proxy statements, information statements and other information. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov or on our Internet web site, https://enterprisebancorp.q4ir.com/investor-relations/corporate-profile/default.aspx. The reference to our web site is not intended to be an active link and the information on our web site is not, and you must not consider the information to be, a part of this prospectus and is not incorporated by reference herein.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement and the documents referred to above under “Incorporation of Certain Information by Reference” from the SEC web site or our web site listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), upon written or oral request at the following address and telephone number:

222 Merrimack Street
Lowell, Massachusetts 01852
(978) 459-9000
Attention: Corporate Secretary

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements speak only as of the date they are made, may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of the Company. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in the “Risk Factors” section of this prospectus.
There are or may be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•potential recession in the United States and our market areas;
•the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto;
•failure of risk management controls and procedures;
•the adequacy of the allowance for credit losses;
•risk specific to commercial loans and borrowers;
•changes in the business cycle and downturns in the local, regional, or national economies, including changes in consumer spending and deterioration in the local real estate market, could negatively impact credit and/or asset quality and result in credit losses and increases in the Company's allowance for credit losses;

•the persistence of the current inflationary environment in the United States and our market areas, and its impact on market interest rates, the economy and credit quality;
•deterioration of capital markets, which could adversely affect the value or credit quality of the Company's assets and the availability of funding sources necessary to meet the Company's liquidity needs;
•changes in market interest rates could negatively impact the pricing of our loans and deposits and decrease our net interest income or net interest margin;
•increases in market interest rates could negatively impact bond market values and result in a lower net book value;
•our ability to successfully manage the current rising market interest-rate environment, our credit risk and the level of future non-performing assets and charge-offs;
•potential decreases or growth of assets, deposits, future non-interest expenditures and non-interest income;
•inability to maintain adequate liquidity;
•the inability to raise the necessary capital to fund our operations or to meet minimum regulatory capital levels would restrict our business and operations;
•our ability to keep pace with technological change or difficulties when implementing new technologies;
•technology-related risk, including technological changes and technology service interruptions or failure could adversely impact the Company's operations and increase technology-related expenditures;
•cybersecurity risk including security breaches and identity theft could impact the Company's reputation, increase regulatory oversight, and impact the financial results of the Company;
•increasing competition from larger regional and out-of-state banking organizations as well as non-bank providers of various financial services could adversely affect the Company's competitive position within its market area and reduce demand for the Company's products and services;
•our ability to retain and increase our aggregate assets under management;
•our ability to enter new markets successfully and capitalize on growth opportunities, including the receipt of required regulatory approvals;
•damage to our reputation in the markets we serve;
•risks associated with fraudulent, negligent, or other acts by our customers, employees or vendors;
•exposure to legal claims and litigation;
•our ability to maintain an effective system of disclosure controls and procedures and internal control over financial reporting;
•inability to attract, hire and retain qualified management personnel;
•recent and future changes in laws and regulations that apply to the Company's business and operations, and any additional regulations, or repeals that may be forthcoming as a result thereof, which could cause the Company to incur additional costs and adversely affect the Company's business environment, operations and financial results;
•changes in tariffs and trade barriers;
•our ability to navigate the uncertain impacts of quantitative tightening and current and future governmental monetary and fiscal policies, including the current and future policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”);
•our ability to comply with supervisory actions by federal and state banking agencies;
•changes in the scope and cost of Federal Deposit Insurance Corporation (the “FDIC”) insurance and other coverage;
•changes in accounting and/or auditing standards, policies and practices, as may be adopted or established by the regulatory agencies, FASB, or the Public Company Accounting Oversight Board could negatively impact the Company’s financial results; and
•systemic risks associated with the soundness of other financial institutions.
    Other factors not identified above, including those that are incorporated by reference under “Risk Factors” in this prospectus and may be described in any prospectus supplement and in the “Risk Factors” and other sections of the documents that we incorporate by reference into this prospectus, including our

Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC, may also cause actual results to differ materially from those described in our forward-looking statements. Most of these factors are difficult to anticipate, are generally beyond our control and may prove to be inaccurate. You should consider these factors in connection with considering any forward-looking statements.
    All forward-looking statements, expressed or implied, included in this prospectus, any applicable prospectus supplement or in a document incorporated by reference herein or therein are expressly qualified in their entirety by these cautionary statements. These cautionary statements should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. You should not put undue reliance on any forward-looking statements.
    Forward-looking statements speak only as of the date they were made. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

ABOUT ENTERPRISE BANCORP, INC.
Overview
Enterprise Bancorp, Inc. (the “Company,” “Enterprise,” “us,” “we,” or “our”) is a Massachusetts corporation organized in 1996, which operates as the parent holding company of Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank (the “Bank”), a community-focused commercial bank. Substantially all of the Company’s operations are conducted through the Bank and its subsidiaries. The Bank, a Massachusetts trust company and state chartered commercial bank that commenced banking operations in 1989, has five wholly owned subsidiaries that are included in the Company’s consolidated financial statements:

•Three Massachusetts security corporations, Enterprise Security Corporation (2005), Enterprise Security Corporation II (2007) and Enterprise Security Corporation III (2007), which hold various types of qualifying securities. The security corporations are limited to conducting securities investment activities that the Bank itself would be allowed to conduct under applicable laws;

•Enterprise Wealth Services, LLC, organized in 2000 in the State of Delaware for the purpose of offering non-deposit investment products and services, under the name of “Enterprise Wealth Services;” and

•Enterprise Insurance Services, LLC, organized in 2000 in the State of Delaware for the purpose of engaging in insurance sales activities.

Our headquarters are located at 222 Merrimack Street in Lowell, Massachusetts. Our telephone number is (978) 459-9000. Our Internet website address is www.enterprisebanking.com. The information contained in, or that can be accessed through, our website is not, and shall not be deemed to be, a part of, or incorporated into, this prospectus or any prospectus supplement.

Market Area

The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Londonderry, Salem, and Windham.

Management actively seeks to strengthen the Company's market position by capitalizing on opportunities to grow all business lines and through the continued pursuit of organic growth and strategic expansion within existing and into neighboring geographic markets.

Primary Lines of Business
The Company principally is engaged in the business of gathering deposits from the general public and investing primarily in loans and investment securities. Through the Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, as well as wealth management and wealth services.

The integrated branch network serves all product channels with knowledgeable service providers and state-of-the-art facilities. The Bank also offers various digital banking capabilities via online and mobile platforms. Management continually examines new products and technologies in order to maintain a highly competitive mix of offerings and state-of-the-art delivery channels in order to tailor product lines to customers' needs. These products, services and delivery channels are outlined below.

The Company's business is not dependent on one, or a few customers, nor upon a particular industry, the loss of which would have a material adverse impact on the financial condition or operations of the Company.

RISK FACTORS
An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors set forth in our most recent Annual Report on Form 10-K under the heading “Risk Factors,” as well as any updated or additional disclosure about risk factors included in any of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have made with the SEC since the date of the latest Annual Report on Form 10-K that are incorporated by reference in this prospectus. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities under the heading “Risk Factors.”
Additional risks and uncertainties of which we are not aware or that we believe are not material at the time could also materially and adversely affect our business, financial condition, results of operations or liquidity. In any case, the value of the securities offered by means of this prospectus and any applicable prospectus supplement could decline and you could lose all or part of your investment. See “Where You Can Find More Information” for information about how to obtain a copy of these documents.
You will not know the price of our common stock at the time you make an investment decision.
Although we describe generally in this prospectus how the price of any common stock you purchase will be determined, you will not know the price of the common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common stock may fluctuate between the time you make an investment decision and the time our shares of common stock are purchased or sold by you.
The price of our common stock may fluctuate between the time you decide to purchase shares of our common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.
If you instruct the plan administrator to sell shares of our common stock under the Plan, you may not be able to direct the time or price at which your shares are sold. The price of our common stock may decline between the time you decide to sell shares of common stock and the time of actual sale.

THE PLAN
The questions and answers set forth below constitute our Dividend Reinvestment and Direct Stock Purchase Plan in its entirety. All references in the Plan to shares of common stock mean shares of Enterprise Bancorp, Inc. common stock.
Purpose and Description
1.    What is the purpose of the Plan?
The purpose of the Plan is to offer a convenient and simple method for our shareholders and U.S. residents who are not holders of our common stock to purchase shares of our common stock and to reinvest cash dividends paid on our common stock without payment of any brokerage commission. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in shares of our common stock. Participants may also elect to make optional cash purchases through the plan administrator.
The Plan is primarily intended to benefit long-term investors who want to increase their investment in our common stock and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this Plan by otherwise eligible common shareholders in order to eliminate practices that are not consistent with the purposes of the Plan. We may also use the Plan to raise additional capital through the direct sale of shares of our common stock to shareholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the optional cash purchase feature of the Plan will allow for these sales to raise additional capital.
Participation in the Plan is voluntary, and we give no advice regarding your decision to join, or withdraw from, the Plan. Participation in the Plan may begin or terminate at any time. However, if you decide to participate, Enrollment Forms are available, and may be completed, online. You can access these services through the plan administrator’s website, www.computershare.com/investor.
Under the Plan, the acquired shares will be purchased directly from us and will be either authorized but unissued shares or shares held in treasury. These sales of shares by the Company will provide additional funds to the Company. We intend to use the proceeds of such sales for general corporate purposes, including funding additional asset growth.
2.    What investment options are available under the Plan?
Once enrolled in the Plan, you may purchase our common stock through the following investment options:

Dividend Reinvestment Options. The Enrollment Form allows you to choose one of the two dividend options listed below regarding your dividends. If you return an Enrollment Form and do not otherwise specify your choice on the Enrollment Form, your account will automatically be set up for full dividend reinvestment. You can change your reinvestment decision at any time by notifying the plan administrator. Your dividend options under the Plan are:
Full Dividend Reinvestment: The cash dividends, minus any withholding tax, on all shares in your account will automatically be fully reinvested in additional shares of common stock on the dividend payment date, or Dividend Payment Date, which is generally on or about the first business day in March, June, September and December.
Partial Dividends Paid in Cash: This option allows you to receive a check or electronic deposit of cash dividends, minus any withholding tax, based on a specific number of shares held in your account. The cash dividend on the remaining shares, minus any withholding tax, will be reinvested in additional shares of common stock on the Dividend Payment Date. This option allows you to receive a fixed amount of cash each quarter (assuming we continue to pay dividends).
All Dividends Paid in Cash (No Dividend Reinvestment): This option allows you to receive a check or electronic deposit of cash dividends, minus any withholding tax, on all of your shares of common stock registered in your name and credited to your account, including shares subsequently purchased through optional cash payments.
If you do not submit an Enrollment Form, none of your cash dividends will be reinvested. You will receive a check or electronic deposit for the full amount of cash dividends, minus any withholding tax, paid on the shares held in your Plan account.
Regardless of which method of participation is selected, all cash dividends paid on whole or fractional shares of common stock credited to your Plan account will be reinvested automatically. See Question 9 for a more extensive discussion on the dividend reinvestment feature.
Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.
Stock Purchase Option. You can purchase our shares of common stock by using the Plan’s optional cash purchase feature. To purchase shares using this feature, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder), but you cannot invest more than $10,000 monthly. However, we may, at our discretion, waive the maximum limit. See Question 17 for more information on requests for a waiver of these limitations. Any optional cash purchase of less than $50 (or less than $250 for an initial investment if you are not already a shareholder) and the portion of any optional cash purchase or investments totaling more than $10,000 monthly, except for optional cash purchases made pursuant to a waiver request granted by us, will be returned to you without interest. You have no obligation to make any optional cash purchases under the Plan.
Purchases of our shares of common stock made with initial cash purchases and with optional cash purchases will begin on an investment date, or Investment Date, which will be the first trading day of each month. Shares issued and sold by us will be credited on the Investment Date.
You may elect to make optional cash payments by check or through automatic deductions from your bank account. You may make optional cash purchases each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any shares of common stock purchased through the Plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the enrollment form described in Question 9).

Advantages and Disadvantages
3.    What are the advantages of the Plan?
•You may automatically reinvest cash dividends on all or any portion of your shares of our common stock in additional shares of our common stock. If you choose partial dividends paid in cash, you must reinvest at least 10% of your dividend distribution.
•Whether or not you choose to reinvest some or all of your cash dividends through the Plan, you are entitled to invest additional cash payments at any time in additional shares of common stock, subject to the limits described in the response to Question 8 below.
•You are not required to pay any brokerage commission in connection with any purchases under the Plan, whether the purchases are through dividend reinvestment or optional cash payments or a combination of both (see Question 33 for Investor related fees).
•All funds are fully invested through the purchase of fractions of shares, as well as whole shares, and proportionate cash dividends on fractions of shares will be used, if you have elected the dividend reinvestment option, to purchase additional shares.
•The purchase price for shares of common stock purchased directly from us through reinvestment of dividends, optional cash payments and initial investments may be issued at a discount from the market price. We may at our discretion at any time establish or remove a discount rate ranging from 1% to 5%. As of the date of this prospectus, we do not anticipate offering a discount rate.
•You will also avoid the necessity of safekeeping certificates for shares credited to your Plan account, because, unless you request otherwise, all shares purchased for your Plan account will be held in book-entry (meaning “uncertificated”) form.
•The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the plan administrator at any time. Or if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the Plan and sell them through a broker of your choice.
•Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.
4.    What are the disadvantages of the Plan?
•All additional cash payments that you may choose to make from time to time for the purpose of purchasing additional shares will be held and invested on an aggregate monthly basis. Consequently, your optional cash payments may be exposed to changes in market conditions, while they are held pending the applicable monthly Investment Date, for longer periods of time than would be the case if you purchased shares through a broker. See the response to Question 10 below for additional information on how the optional cash payment feature works.
•Your investment in shares of common stock purchased under the Plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.
•We will not pay you any interest on optional cash payments that are held pending the applicable monthly Investment Date.
•All shares purchased under the Plan, whether through dividend reinvestment or optional cash payment, are purchased at the fair market value of our shares of common stock on the date of purchase. The fair market value of shares purchased under the Plan will be the closing price of our common stock as reported on the NASDAQ for each date on which shares are purchased under the Plan (except for those shares acquired pursuant to a request for waiver - see Question 18). As a result, you will not know the actual purchase price per share or the number of shares you will purchase, until the actual date of purchase. See the response to Question 15 below for additional information on how the price of shares purchased under the Plan is determined.
•As of the date of this prospectus, we do not anticipate offering a discount rate. However, if we do offer a discount in the future, we may adjust the discount from the market price of shares of our common stock in our sole discretion at any time. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.
•If you request the plan administrator to sell shares from your Plan account, the plan administrator will deduct a service fee and processing fees from the proceeds of the sale. Such sales of shares for participants are generally irrevocable and will be made at market prices at the time of sale. You may not be able to control the timing of such sales or the prices (except for prices specified for day limit orders or Good-’til-Canceled (“GTC”) orders) at which you are willing to sell your shares. See Question 26 for the definitions of day limit orders and GTC orders.
•To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the plan administrator and have the certificate delivered to you, or ask the plan administrator to transfer shares held for you in the Plan directly to your broker. The plan administrator will promptly process your instructions, but you should leave ample time for the delivery of the stock certificate or transfer of shares to your broker. You may incur brokerage charges for sales made through your broker.
•Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price) of our common stock on the date actually acquired from us. These distributions will be taxable as dividends to the extent of your pro rata share of our current or accumulated earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due. We do not currently anticipate making a distribution to you that exceeds your pro rata share of our current or accumulated earnings and profits.
•If you elect to make optional cash purchases, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the shares of common stock on the purchase date over the amount of your optional cash payment. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.
•You cannot pledge our common stock deposited in your Plan account until the shares are withdrawn from the Plan.
•Although there is no enrollment or purchase related brokerage or transaction fees, there will be a $2.50 per occurrence charge for recurring ACH payments and a $5.00 per occurrence charge for non-recurring ACH and Check payments.

Administration
5.    Who will administer the Plan?
We will rely on an unaffiliated third party to administer the Plan, keep records, send statements of account activity to participants and perform other duties related to the Plan. Computershare Trust Company, N.A., presently serves as the plan administrator and Computershare Inc. acts as its service agent under the Plan. We may substitute another agent in place of the current plan administrator at any time. You will be notified promptly of any such substitution.
If you have questions regarding the Plan, please write to the plan administrator at the following address:
Computershare Trust Company, N.A.
P.O. Box 43006,
Providence, RI 02940-3006
You may also call the plan administrator at 1-888-218-4390. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).
In addition, you may visit the “Investor Center” on the plan administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account.
Be sure to include your name, address, daytime phone number, account number and a reference to Enterprise Bancorp, Inc. on all correspondence.
Participation and Enrollment
6.    Who is eligible to participate?
Other than any eligibility restrictions identified in Question 8, the Plan is open to all shareholders and investors. You may enroll in the Plan through the plan administrator’s website at www.computershare.com/investor or by completing an Enrollment Form and returning it to the plan administrator.
Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.
If you are a beneficial owner of our common stock, you must either become a registered holder by having such shares registered in your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.
Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of our common stock.
We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of our common stock. We reserve the right to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of our common stock in order to eliminate practices which are not consistent with the purposes of the Plan.
Shareholders who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan.
7.    What if I was a participant in the former Enterprise Bancorp, Inc. Dividend Reinvestment Plan?

If you participated in the former plan, then you are automatically enrolled to participate in the dividend reinvestment portion of the Plan, with either full dividend reinvestment or partial dividends paid in cash, depending upon what dividend reinvestment option you have previously selected. You are also automatically enrolled to participate in the optional cash payment feature of this Plan without any further action required on your part other than making optional cash payments. For more information regarding optional cash payments, see Question 10.
Any shareholder of record who was not a participant in the former plan may join the Plan at any time by enrolling in the Plan through the plan administrator’s website at www.computershare.com/investor or by completing an Enrollment Form and returning it to the plan administrator. A shareholder electing to join the Plan may participate in either the dividend reinvestment feature or the optional cash payment feature or both. If you are not a current participant in the Plan and you choose to participate in the dividend reinvestment portion of the Plan, you may participate with respect to any number of shares owned of record.
Automatic reinvestment of dividends under the Plan, if so elected, will commence with the first dividend paid after you have joined the Plan, provided that you have properly completed the enrollment process, either electronically through the plan administrator’s website or by delivery of a properly completed and signed Enrollment Form to the plan administrator, on or before the record date for such dividend. If your Enrollment Form is received after the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your Enrollment Form and thus are enrolled in the Plan and you wish to make optional cash payments, the plan administrator must receive full payment three (3) business days before the relevant Investment Date.
If you do not own shares of our common stock and would like to participate in the Plan, please read this prospectus before you invest. Once you have read this prospectus, you may enroll in the Plan through the plan administrator’s website at www.computershare.com/investor or by completing an Enrollment Form and returning it to the plan administrator. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan. See the response to Question 10 below for additional information on the minimum and maximum investment amounts permitted under the optional cash payment feature of the Plan.
In the case of new shareholders making an initial investment, both the Enrollment Form and full payment of their designated initial investment must be received at least three (3) business days before the relevant Investment Date.
Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan, we terminate your participation in the Plan or we terminate the Plan.
If you are an employee or affiliate (as defined in Question 38 of this prospectus) of Enterprise Bancorp, Inc. or Enterprise Bank, you may enroll in the Plan as provided above and you may elect to reinvest all or a portion of the dividends paid on your Enterprise Bancorp, Inc. common stock. Additionally, if you are an employee or affiliate of Enterprise Bancorp, Inc. or Enterprise Bank, you may participate in the optional cash payment feature of the Plan, subject to the restrictions set forth in Question 38 below.
8.    Are there limitations on participation in the Plan other than those described above?
Foreign Law Restrictions. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or resident. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of our common stock in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the price of our common stock.
Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the Plan.
9.    What does the Enrollment Form provide?
The Enrollment Form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common stock that are enrolled in the dividend reinvestment program, including all whole and fractional shares of common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common stock. Any remaining cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.
Additionally, the Enrollment Form directs the plan administrator to purchase common stock with your optional cash payments, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment portion of the Plan.
The Enrollment Form provides for the following investment options:
•“Full Dividend Reinvestment”-If this option is elected, the plan administrator will apply all cash dividends, less any withholding tax, on all shares of common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, together with any optional cash payments, toward the purchase of additional Plan shares.
•“Partial Dividends Paid in Cash”-If this option is elected, the plan administrator will pay to you cash dividends, less any withholding tax, on only the number of shares of common stock specified on the enrollment form and all remaining cash dividends, together with any optional cash payments, will purchase additional plan shares. Pursuant to the Emergency Economic Stabilization Act, passed by Congress in 2008, if you choose partial dividends paid in cash, you must reinvest at least 10% of your dividend distribution.
•“All Dividends Paid in Cash (No Dividend Reinvestment)”-If this option is elected, the plan administrator will not apply any dividends toward the purchase of shares of common stock.
If you return a properly executed Enrollment Form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option. If you do not submit an Enrollment Form, none of your cash dividends will be reinvested.
You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new Enrollment Form, by withdrawing some or all shares from the Plan in favor of receiving cash dividends or in order to sell your common stock, or until the Plan is terminated. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the plan administrator or by accessing your account online at www.computershare.com/investor. To be effective with respect to a particular dividend, any such change must be received by the plan administrator before the record date for that dividend.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return an Authorization for Electronic Deposit form. You may request an authorization form by calling the plan administrator at 1-888-218-4390, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.computershare.com/investor.
Optional Cash Payments
10.How does the optional cash payment feature work under the Plan?

While you are enrolled in the Plan, the minimum additional cash payment is $50 ($250 if the cash payment is for the initial purchase of Enterprise Bancorp, Inc. common stock). The maximum aggregate amount of any optional cash payments that you may deliver to the plan administrator during any calendar month may not exceed $10,000. Any additional amount that you may invest at any time through your participation in the dividend reinvestment feature under the Plan does not count toward either the minimum or the maximum permissible investment amount under the optional cash payment feature.
From time to time the Company may accept requests for waiver of the maximum optional cash payments and initial investments in excess of $10,000. As further explained in Question 17, we will identify on our website if we are accepting waiver requests. If we are accepting waiver requests and we approve your request, your optional cash purchase or initial investment, as applicable, may exceed $10,000. See the section entitled “Optional Cash Payments and Initial Investments in Excess of $10,000” for more information.
If the plan administrator receives an optional cash payment of less than $50 ($250 if the cash payment is for the initial purchase of Enterprise Bancorp, Inc. common stock), then the plan administrator will return the cash payment to you without interest. If the plan administrator receives an optional cash payment that is more than $10,000 or receives multiple cash payments totaling more than $10,000 in any calendar month and the Company is not accepting requests for waivers or your request for waiver has not been granted by the Company, then the plan administrator will return the amount that is in excess of $10,000 to you without interest.
If you enroll initially in the Plan with both the dividend reinvestment and optional cash payment features (which is automatically the case if you are currently enrolled in the Plan), then you may choose at any time in the future to terminate the dividend reinvestment feature on all or a portion of your shares. If you maintain your participation in the Plan without the dividend reinvestment feature, then the only way you may purchase additional shares through the Plan is by means of optional cash payments.
    An optional cash payment may be made by authorizing an individual automatic deduction from your bank account online through “Investor Center” or by sending a check to the plan administrator for each optional cash purchase. If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the plan administrator at the applicable address provided on the contribution form. The plan administrator will not accept cash, traveler’s checks, money orders or third-party checks. Each check submitted for an optional cash purchase will be considered a separate transaction subject to a separate service fee.

    The plan administrator must receive optional cash payments no later than three (3) business days before the Investment Date for those investments to be invested in our shares of common stock beginning on the Investment Date. Otherwise, the plan administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the plan administrator pending investment. Accordingly, you may wish to transmit any optional cash purchases so that they reach the plan administrator shortly but not less than three (3) business days before the Investment Date. This will minimize the time period during which your funds are not invested. Participants have an unconditional right to obtain the return of any cash payment up to three (3) business days prior to the Investment Date by sending a written request to the plan administrator.
    Alternatively, if you wish to make regular monthly optional cash purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.
    To initiate automatic monthly deductions, you must complete and sign a Direct Debit Authorization form and return it to the plan administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from the plan administrator. You may also initiate automatic monthly investments by accessing your account online at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.
    Once your automatic monthly investment is initiated, funds will be drawn from the designated bank account on the 23rd day of each month (or the next banking business day if the 23rd day is not a banking business day). Participants may change their automatic monthly investment by completing and submitting to the plan administrator a new Direct Debit Authorization form or by accessing their account online at www.computershare.com/investor. To be effective with respect to a particular Investment Date, however, the new instructions must be received by the plan administrator at least six (6) business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the plan administrator in writing or online that the automatic deductions are to stop. Employees and Affiliates (as defined in Question 38) must comply with the restrictions set forth in Question 38.
There is a $2.50 charge for each recurring ACH payment and a $5.00 charge for each non-recurring ACH and Check payment.
Subject to the limitations described in the preceding paragraphs, the plan administrator will use any optional cash payments that you may deliver to the plan administrator during any calendar month to purchase shares, including fractional shares, on the applicable monthly Investment Date for credit to your Plan account. Any optional cash payments must be received by the plan administrator not later than three (3) business days prior to an applicable monthly Investment Date to be effective on such date.
In the event that any check, draft or electronic funds transfer you may tender or order as payment to the plan administrator for optional cash purchases of our common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the plan administrator’s order without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the plan administrator’s returned check or failed electronic payment fee of $35. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the plan administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without further consent or authorization from you. The plan administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. You grant the plan administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.
Your payment for optional cash purchases may be commingled by the plan administrator with dividends and with other participants’ payments for optional cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified herein. You may stop the investment of any optional cash payment (and receive a refund of that amount) if the plan administrator receives your request for a refund no later than three (3) business days prior to the applicable monthly

Investment Date. You may submit your request to the plan administrator through the internet, by telephone or in writing.
11.    Will interest be paid on funds tendered for optional cash purchases that are received prior to an Investment Date?
No. Under no circumstances will interest be paid on funds for optional cash purchases tendered at any time prior to the Investment Date. You are encouraged to time the transmittal of funds for optional cash purchases so that they are received by the plan administrator as close as possible to, but no later than three (3) business days before, an Investment Date. If you have any questions regarding the Investment Date, you should contact the plan administrator at the address or phone number set forth in Question 5.
12.     Am I obligated to make cash purchases if I enroll in the Plan?
No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like within the Plan parameters, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.
13.     What limitations apply to optional cash purchases?
Optional cash purchases are subject to minimum and maximum purchase amounts. An existing shareholder must invest at least $50 in an optional cash purchase. New investors must invest at least $250 in an option cash purchase. Optional cash purchases of less than $50 for existing shareholders or $250 for the initial purchase of our common stock by a new shareholder will be returned to you, without interest. In addition, optional cash purchases are subject to a maximum investment amount of $10,000 per month. Any portion of an optional cash purchase which exceeds the $10,000 monthly purchase limit, unless such limit has been waived as described in Question 17, will be returned to you, without interest. We reserve the right to waive the maximum limit on optional cash purchases in our sole discretion. If you are an employee or affiliate (as defined in Question 38 of this prospectus) of Enterprise Bancorp, Inc. or Enterprise Bank, see Questions 7 and 38 for additional limitations.
Purchases and Pricing of Shares
14.    When will shares be purchased under the Plan?
The purchase of shares through the dividend reinvestment feature under the Plan will occur as of each date on which a cash dividend that has been declared by the Company’s Board of Directors is paid to shareholders, the Dividend Payment Date.
Optional cash purchases of $10,000 or less will be made on the Investment Date (typically the first trading day of each month). For optional cash purchases of more than $10,000 pursuant to a request for waiver, the Investment Date will be the last day of the pricing period, as described in Question 18.
Shares purchased through the Plan, whether by dividend reinvestment or optional cash payment, will be transferred to your account under the Plan, and all dividend and voting rights with respect to such shares will commence, upon the settlement date for each purchase, which is ordinarily no later than three (3) business days after the date of purchase.
The plan administrator will wait up to three (3) business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares from optional cash investments promptly on the investment date.

15.    How will the price of shares purchased under the Plan be determined?
The price of the shares purchased for your Plan account will equal the fair market value of our common stock on the Dividend Payment Date for purchases made with dividends on our common stock,

including dividends on the shares credited to your Plan account, and on the Investment Date for purchases made through an optional cash payment that you have delivered to the plan administrator.
For purposes of the Plan, the fair market value of our common stock at any particular time will be determined as follows:
•If our common stock is listed or admitted to trading on any stock exchange, which includes its current listing on the NASDAQ, then the fair market value will equal the closing price of our common stock on the Dividend Payment Date or the Investment Date, as applicable, on the principal exchange on which our common stock is then listed or admitted to trading.
•If our common stock is not listed or admitted to trading on a stock exchange, the fair market value will equal the closing price of our common stock on the Investment Date in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Company and regularly reporting the price of our common stock in such market; provided, however, that if the price of our common stock is not so reported, the fair market value will be determined in good faith by the Company’s Board of Directors, which may take into consideration some or all of the following factors, as and to the extent that the Board of Directors may in its sole discretion elect:
▪an appraisal of the value of the shares undertaken by an independent third party;
◦the price paid for our common stock in the most recent trade of shares known to the Company to have occurred on an arm’s-length basis between a willing buyer and willing seller; or
◦any other method of valuation undertaken in good faith by or at the direction of the Board of Directors.
With respect to optional cash purchases in excess of $10,000 for any month pursuant to a waiver request, the purchase price will be determined as provided in Question 18.
16.    How many shares will be purchased for participants?
The number of shares to be purchased for your account at any one time will depend on the amount of the total dividend payable to you at such time or the amount of your optional cash payment, as the case may be, and the price of our common stock at such time. Your account will be credited with the number of shares, including fractional shares, equal, in the case of dividend reinvestment, to the total dividend payable to you (or if you have chosen the “Partial Dividends Paid in Cash” option, that portion of your dividend that is available for investment under the Plan), and, in the case of optional cash payments, to the total cash amount paid by you to the plan administrator (subject to the required minimum and maximum investment amounts under the Plan), divided in either case by the purchase price of the shares as established in accordance with the response to Question 15 above.
In addition, the number of shares that the Company may issue under the Plan at any time is limited to the number of shares that the Company has registered with the SEC. At this time, the Company has registered 265,488 shares of our common stock with the SEC for issuance under the Plan.

Optional Cash Payments and Initial Investments in Excess of $10,000 - Request for Waiver
17.     How does a participant make optional cash payments and initial investments in excess of $10,000?
From time to time the Company may accept requests for waiver of the maximum optional cash payments and initial investments in excess of $10,000. We will post information regarding whether we will consider waiver requests with respect to a given calendar month through our website, www.enterprisebanking.com, under the “Investor Relations” tab, then on the “Dividend Reinvestment & Direct Stock Purchase Plan” page. To obtain our written approval, you must submit a waiver request form, which you can obtain via the “Dividend Reinvestment & Direct Stock Purchase Plan” web page. The waiver request form must be submitted to us in accordance with the instructions contained in the form. If we approve your request for waiver, we or the plan administrator will notify you promptly, and we or the plan administrator will also provide you with details regarding the terms of the waiver as so approved and instructions for funds transfer to the plan administrator. Funds on all approved waiver requests must be received by us by the deadline specified in the waiver request form or the waiver approval will lapse. If we revoke our approval of the waiver request, all funds received in respect of such waiver request will be returned to you without interest.
18.     What is the purchase price of shares purchased pursuant to a request for waiver?
Shares purchased pursuant to an approved request for waiver will be purchased directly from us as described herein. If we grant the request to purchase shares pursuant to a request for waiver, there will be a “pricing period,” which will generally consist of 1 to 10 consecutive separate days as determined by us in our sole discretion during which our common stock is traded on the NASDAQ following our grant of the request for waiver. If we grant your request to purchase shares pursuant to a request for waiver, the dates of the pricing period will be set forth in the approved request for waiver. The purchase price for shares acquired pursuant to a request for waiver will be equal to the average of the closing price of our common stock as quoted on the NASDAQ only, obtained from Bloomberg, LP for that purchase date, for the number of days in the pricing period. The plan administrator will apply all optional cash purchases made pursuant to a request for waiver for which good funds are received on or before the first business day before the pricing period to the purchase of shares of our common stock on the last day of the applicable pricing period. The purchase price may be subject to a “threshold price” and may be reduced by the “Waiver Discount,” each as more fully described below.
19.     Is there a threshold price for shares purchased pursuant to a request for waiver?
For any pricing period, we may establish a minimum purchase price per share, referred to as the “threshold price,” applicable to optional cash payments and initial investments made pursuant to a waiver request period. At least one (1) business day prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.
If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the closing price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the closing price is less than the threshold price. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied for 2 of the 10 trading days in the pricing period, then we will return 20% of the funds you submitted in connection with your request for waiver unless we have activated the pricing period extension feature for the pricing period (as described below).
20.     Is there a pricing period extension feature for shares purchased pursuant to a waiver request period?
We may elect to activate for any particular pricing period the pricing period extension feature. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not quoted on the

NASDAQ. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for 3 out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or a subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your request for waiver will be invested.
21.     What is the waiver discount pursuant to a waiver request period?
For each pricing period, we may establish a waiver discount from the market price applicable to optional cash payments and initial investments made pursuant to a waiver request period. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, through our website, www.enterprisebanking.com, under the “Investor Relations” tab, then on the “Dividend Reinvestment & Direct Stock Purchase Plan” page. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000.
The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will not apply to initial investments and optional cash payments made pursuant to a waiver request period.
22.    When will the plan administrator return unsubscribed funds pursuant to a waiver request period?
We will return a portion of any funds you submitted in connection with your waiver request for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met, which we refer to as “unsubscribed funds.” Any unsubscribed funds will be returned within five (5) business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth (1/10) of the total amount of such optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied.
The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a waiver request period. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the plan administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may access our website, www.enterprisebanking.com, under the “Investor Relations” tab, then on the “Dividend Reinvestment & Direct Stock Purchase Plan” page to find out if a threshold price has been fixed or waived for any given pricing period.
23.    What if I have more than one account?
For the purpose of the limitations on optional cash purchases, we may aggregate all optional cash purchases for participants with more than one account using the same Social Security or Taxpayer

Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited to only one account. Also, for the purpose of such limitations, all accounts which we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
Certificates for Shares
24.    Will certificates be issued for shares purchased?
The number of shares credited to your account under the Plan will be shown on your statement of account. Unless you otherwise request, shares credited to your Plan account will be held in book-entry (meaning “uncertificated”) form.
You may obtain a certificate for any number of shares, up to the number of all whole shares, credited to your account under the Plan at any time by accessing your account online at www.computershare.com/investor or by calling the plan administrator at 1-888-218-4390 or in writing at the address set forth in response to Question 5 above or at such other website, telephone number or address as may be provided to you by the Company or the plan administrator at any time in the future. The issuance of certificates may be subject to an additional fee. Please contact the plan administrator to determine if there is a certificate issuance fee.
Shares credited to your account under the Plan may not be pledged, so long as they are held in book-entry form. If you wish to pledge some or all of these shares, you must request that a certificate for the shares you wish to pledge be issued in your name.
Certificates for fractional shares will not be issued under any circumstances.
25.    In whose name will accounts be maintained and certificates registered when issued?
An account for each participant will be maintained by the plan administrator in the participant’s name as shown on the Company’s records at the time the participant enters the Plan. When issued, certificates for whole shares will be registered in such account name.
Sale of Shares
26.     Can I sell shares credited to my Plan account?
Yes. You can sell some or all of the shares credited to your Plan account by contacting the plan administrator. The market price of our shares of common stock may decline between the time you request to sell shares and the actual time of sale.
You have the following four choices when making a sale, depending on how you submit your sale request:
•Market Order. A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available through the “Investor Center” at www.computershare.com/investor or by calling the plan administrator directly at 1-888-218-4390. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Market order sale requests received by the plan administrator during market hours are final and cannot be stopped or cancelled. Market order sale requests received outside of market hours will be submitted to the plan administrator’s broker on the next day the market is open. The plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the plan administrator directly at 1-888-218-4390. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the plan administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.
•Batch Order. A batch order is an accumulation of all sales requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the plan administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the plan administrator’s broker for each aggregate order placed by the plan administrator and executed by the broker, less a service charge of $25.00 and a processing fee of $0.12 per share sold.
•Day Limit Order. A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-888-218-4390. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.
•GTC Limit Order. A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the plan administrator at its sole discretion or, if the plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-888-218-4390. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.
All services of the plan administrator described in this Question 26 entail certain service charges and processing fees. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Any fractional share to be sold will be rounded up to the nearest whole share for the purposes of calculating the per share processing fee. Fees will be deducted from the proceeds derived from the sale. The plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the plan administrator to determine if there are any limitations applicable to your particular sale request.
Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the plan administrator either (a) electronically transfer your shares to your broker, or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form.
If you opt to sell all of the shares held in your Plan account, your participation in the Plan will be automatically terminated.
The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders) and no one, other than the plan administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.
The price of our common stock may rise or fall during the period between a request for sale, the receipt of such request by the plan administrator and the ultimate sale on the open market. Instructions sent to the plan administrator to sell shares via market order or batch order sales are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.
If you are an employee or affiliate (as defined in Question 38 of this prospectus) of Enterprise Bancorp, Inc. or Enterprise Bank, see Question 38 for certain limitations regarding your ability sell shares of our common stock credited to your account.
Reports to Participants
27.    What reports will be sent to me if I participate in the Plan?
Unless you are participating in the Plan through your broker, bank or other nominee, you will receive from the plan administrator a detailed statement of your account following each dividend reinvestment and account transaction. The statement will also include specific cost basis information in accordance with applicable law. These detailed statements will show total cash dividends received, total optional cash payments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.
Changing Method of Participation and Withdrawal from Participation
28.    How may a participant change his or her way of participating in the Plan?
You may change your method of participating in the Plan at any time by telephone or written notice to the plan administrator or by accessing your account online at www.computershare.com/investor.
29.    When will a participant’s request to change his or her method of participation become effective?
Any changes in your method of participating in the Plan that involves adding, changing or removing your participation in the dividend reinvestment option will become effective as of the next upcoming dividend payment date if notice of such intention is received by the plan administrator on or before the record date for such dividend payment.
Any change in your method of participating in the Plan that involves adding your participation in the optional cash payment feature will become effective as of the next applicable monthly Investment Date if notice of such intention is received by the plan administrator on or before two business days before such date. Any change in your method of participating in the Plan that involves removing your participation in the optional cash payment feature will be effective immediately upon receipt by the plan administrator; provided, however, that if you have any optional cash payments held by the plan administrator at such time, then you may stop the investment of such optional cash payments and receive a refund of the applicable amount only if the plan administrator receives your notice of intention no later than three (3) business days prior to the next applicable monthly Investment Date.
30.    May a participant withdraw from the Plan?
Yes. The Plan is entirely voluntary and you may withdraw from the Plan at any time.
31.    How does a participant withdraw from the Plan?
In order to withdraw from the Plan, a participant must notify the plan administrator, at any time by telephone, written notice to the plan administrator, or by accessing the participant’s account online at www.computershare.com/investor.
If you wish to terminate completely your participation in the Plan, meaning termination of your participation in both the dividend reinvestment and optional cash payment features, request the plan administrator to move your shares to the Direct Registration System (“DRS”), which allows you to maintain your ownership of those whole shares in book-entry form on the records of the Company. Shares held in DRS have the same rights and privileges as shares registered on the Company’s records that are represented by a certificate. You will receive a check for the value of any fractional shares that you held in the Plan, less any applicable transaction and per share processing fees, for selling those fractional shares. Any cash payment for a fractional share interest will be based on the current fair market value of our common stock. Following your withdrawal from the Plan, any future cash dividend paid on your shares, including any shares that you formerly held in the Plan will be paid by check to you in accordance with the Company’s normal dividend payment procedures and there will be no further reinvestment of any cash dividends paid on your shares.
If you choose to withdraw from the Plan and your participation includes the optional cash payment feature and the plan administrator is then holding an optional cash payment amount, then your notice must be received by the plan administrator on or before three (3) business days before the next applicable monthly Investment Date to enable the plan administrator to implement your withdrawal from the Plan and refund the optional cash payment amount to you. If your notice is not received on a timely basis, then your withdrawal from the Plan with respect to your optional cash payment that is then held by the plan administrator will not become effective until after the applicable monthly Investment Date and the additional shares purchased on such date with such optional cash amount have been credited to your Plan account.
After any withdrawal from the Plan, you may elect to re-enroll in the Plan at any time.
32.    What happens if a participant dies or becomes legally incapacitated?
Upon receipt by the plan administrator of notice of death or adjudicated incompetence of a participant, no further purchases of shares will be made for the Plan account of the participant. The shares and any cash held by the Plan in the participant’s account will be delivered to the appropriate person upon receipt of evidence satisfactory to the plan administrator of the appointment of a legal representative and instruction from the representative regarding delivery.

Fees and Expenses
33.     What fees may I incur by participating in the Plan?
There are no processing fees or service fees on newly issued shares or treasury shares purchased from us for your account. Per share processing fees include the applicable brokerage commissions that the plan administrator is required to pay. All costs of administering the Plan will be paid by us.
You will be responsible for paying a $2.50 charge for each recurring ACH payment and a $5.00 charge for each non-recurring ACH and Check payment, as described in Question 10.
You will be responsible for paying a service fee and processing fees each time Plan shares are sold on your behalf, as described in Question 26.
Limitations on Participation
34.    Are there limitations on participation in the Plan?
The Company reserves the right to limit participation in the Plan for any reason, even if a shareholder is otherwise eligible to participate. Some shareholders may be residents of jurisdictions in which the Company determines that it may not legally or economically offer its shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. The Company has no other present plans to limit participation in the Plan by any shareholder of record for reasons other than those that may be generally applicable to all shareholders, but it reserves such right in the event that it determines in its sole discretion that such limitation may be in the best interests of the Company.
Other Provisions
35.    Will participants be credited with additional shares for dividends paid on shares held in their Plan account?
Yes, if you have selected the dividend reinvestment option under the Plan. The Company pays dividends, as declared, to the record holders of all issued and outstanding shares of common stock. If you have elected the “Full Dividend Reinvestment” option on your Enrollment Form, then all dividends on all of your shares (including any shares that you hold in stock certificate form outside of the Plan and any shares held in book-entry form credited to your Plan account) will be reinvested in additional shares of common stock under the Plan. If you have elected the “Partial Dividends Paid in Cash” option on your Enrollment Form, then, to the extent that you request that cash dividends on your shares (including any shares that you hold in stock certificate form outside of the Plan and any shares held in book-entry form credited to your Plan account) be sent to you, the plan administrator will send the dividends on these shares to you in the usual manner in which cash dividends are paid. In the latter case, with respect to the remaining shares for which dividends are to be reinvested under the Plan, the dividends on these shares will be reinvested for your Plan account in additional shares of common stock.
36.    How does a participant vote shares held under the Plan?
You will receive either a paper copy of a proxy statement, together with a proxy card, or a Notice of Internet Availability of Proxy Materials. If you receive a proxy card, it will allow you to vote your shares by telephone, via the Internet or by mail. If you receive only a Notice of Internet Availability of the Company’s Proxy Materials, it will include instructions on how to access proxy materials and vote your shares via the Internet. The Notice will also include instructions on how you may request delivery of a paper or email copy of the Company’s proxy materials if you wish to do so.
Fractional shares will be voted in accordance with the participant’s directions. If you do not vote your shares via the Internet, by telephone or by signing and returning a proxy card, the shares will not be voted.
Tax Consequences
37.    What are the federal income tax consequences of participation in the Plan?
The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and does not constitute tax advice. This summary is intended to be a general outline of the United States federal income tax consequences to an individual or a corporate participant in the Plan. The following summary is based upon existing tax laws, regulations and rulings on the date of this prospectus. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary.
You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the Plan, your tax basis and holding period for shares acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares.
In general, participants in the Plan have the same federal income tax obligations with respect to their dividends as do shareholders who are not Plan participants. This means that the amount of cash dividends paid by the Company to a participant who has elected the full dividend reinvestment or partial dividends paid in cash option under the Plan must be included in the participant’s taxable income even though reinvested under the Plan. The cost basis for federal income tax purposes of any shares acquired through the Plan, whether through dividend reinvestment or optional cash payment, will be the price at which the shares are purchased for the participant’s Plan account.
Dividends paid that are treated as qualified dividend income are eligible for a reduced rate of federal income taxation for individuals of up to 20% (plus the 3.8% Medicare tax described below, if applicable), provided that the dividend is paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met.
U.S. individuals, trusts and estates having adjusted gross income in excess of $200,000 ($250,000 in the case of married, filing jointly) will be subject to a 3.8% Medicare tax on investment earnings, including dividends and gains you receive or recognize with respect to our stock.
A participant will not realize any taxable income upon receipt of certificates for whole shares that have been credited to the participant’s account, whether received upon the participant’s request or upon termination of participation in the Plan or upon termination of the Plan.
    A participant will realize a gain or loss when shares are sold or exchanged after withdrawal from, or termination of, the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis therein. Such gain or loss will be long-term capital gain or loss if the participant’s holding period for the shares exceeds one year immediately prior to such disposition. The holding period for shares acquired pursuant to the Plan will begin on the day following the applicable monthly payment date. Long-term capital gains of noncorporate taxpayers (i.e., individuals, trusts and estates) are currently taxed at a maximum of 20% (plus the 3.8% Medicare tax described above, if applicable). The deductibility of capital losses is subject to limitations. The holding period for shares acquired under the Plan begins on the day after the shares are credited to a participant’s Plan account.
    When you sell shares held in your Plan account which are acquired after 2011, we will be required to report to you and the Internal Revenue Service the basis and holding period of those shares on IRS Form 1099-B. We have adopted the first-in, first-out (FIFO) method as our default method for these shares and will report the sale of these shares to you and the Internal Revenue Service under this method unless you notify us that you are electing to use some other acceptable basis to identify the stock sold. If you would like to use a method other than FIFO for such shares, you will need to contact the plan administrator to make a written election for the methodology to apply to your shares held in the Plan. Once you sell your shares, the method used to calculate your adjusted basis and any gains or losses with respect to such shares cannot be changed. Therefore, it is important to consider the tax implications before you request a sale and/or before you elect a method other than FIFO.
    For participants who are subject to U.S. withholding tax, backup withholding or foreign taxes, we will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by the participant, or dividends reinvested on behalf of the participant, will be net of the required withholding taxes. With respect to any foreign participants, certain withholding taxes may be reduced or eliminated by treaty between the U.S. and the country in which the participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Additionally, backup withholding may be eliminated by providing proper documentation (IRS Forms W-9, W-8-BEN, W-8-BEN-E or other applicable IRS Form). However, under legislation generally known as “FATCA” (the Foreign Account Tax Compliance Act), U.S. withholding at a 30% tax rate will be imposed on dividends paid to foreign shareholders if certain disclosure, information reporting and certification requirements are not satisfied.
The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, Internal Revenue Service rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this prospectus. Accordingly, you should consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of your participation in the Plan.

38.    Are employees restricted in any way from purchasing and reselling shares acquired under the Plan?
Reselling. Some employees are so restricted. Employees who are “affiliates” of the Company, as that term is defined under SEC rules, may not publicly re-offer shares acquired under the Plan except pursuant to Rule 144 of the SEC or pursuant to an effective registration statement. An “affiliate” is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Directors and executive officers of the Company are ordinarily considered “affiliates” of the Company. The Company has no present intention of filing a registration statement which would permit the Company’s affiliates to publicly re-offer shares acquired under the Plan other than in reliance on Rule 144.
Provided that employees who are not affiliates of the Company comply with all relevant federal and state securities laws and regulations, and the Company’s statement of insider trading policy, they are free to sell at any time, as are all other participants, their shares acquired under the Plan.
Purchasing. Employees and affiliates must comply with all relevant federal and state securities laws and regulations and the Company’s statement of insider trading policy when purchasing shares of our common stock pursuant to the optional cash purchase feature of the Plan. In other words, if an employee or affiliate is in possession of material nonpublic information about the Company, the employee or affiliate may not purchase shares of our common stock pursuant to the optional cash purchase feature of the Plan.
Any purchases of shares through dividend reinvestment under the Plan (but not through optional cash payment) by directors and executive officers of the Company who participate in the Plan are exempt from the reporting obligations and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

39.    What happens if a participant sells or transfers all of the shares registered in his or her name other than shares credited to the participant’s account under the Plan?
If you dispose of all shares registered in your name other than shares credited to your account under the Plan, then you will remain enrolled in the Plan, including participation in the dividend reinvestment and/or optional cash payment features, depending upon the terms of your enrollment. Under such circumstances, the plan administrator will, unless you instruct otherwise, continue to either reinvest or pay in cash (as you have specified on your Enrollment Form) any future dividends on the shares that remain credited to your Plan account. Notwithstanding your continuing enrollment in the Plan, however, if you have only a fractional share of stock credited to your Plan account at any time, then we reserve the right to liquidate your fractional share interest, in which case you will receive a cash adjustment representing such fractional share interest and, if such liquidation occurs on or after a dividend record date, an additional cash payment for the accrued dividend.

40.    What happens if the Company declares a stock split, stock dividend or makes a rights offering?
Once you are enrolled in the Plan, any stock dividends or split shares distributed by the Company will be credited to your Plan account, regardless of whether the pre-split shares or shares on which the stock dividend are paid are held in book-entry form in your Plan account or held in certificate form directly by you.
In the event of a rights offering (meaning an offering by the Company to all shareholders of rights to purchase additional shares of common stock based, with respect to each shareholder, on the number of shares held by the shareholder at the time of the offering), you will receive rights based upon the total number of whole shares held by you, including all whole shares held directly by you in stock certificate form and all whole shares held in your Plan account in book-entry form.

41.    What are the responsibilities of the Company and the plan administrator under the Plan?
The Company and the plan administrator will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to receipt of notice in writing of such death from a qualified representative of the deceased, the prices at which shares are purchased or sold (except for prices specified for day limit orders or GTC limit orders) for participants’ accounts, the times when such purchases or sales are made or any fluctuations in the market value of our common stock.
You should recognize that neither the Company nor the plan administrator can assure you of a profit or protect you against a loss on any shares purchased for your account under the Plan. An investment in shares of common stock under the Plan is, as is any equity investment, subject to investment risk and possible loss of some or all of the principal amount invested.

42.    Who interprets and regulates the Plan?
The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The Plan is governed by the laws of the Commonwealth of Massachusetts.
43.    Who bears the risk of market fluctuations in the Common Stock?
Your investment in shares held in your Plan account is no different than your investment in any equity security purchased and held directly by you, including any shares of our common stock that you may hold outside of the Plan. You will bear all risk of loss that may result from changes in the price of our common stock. In addition, a decline in the sales price of the shares held in the Plan could occur between the time at which you notify the plan administrator of your request to sell and the actual time of such sale. Neither the Company nor the plan administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or not be worth less than their purchase price.
44.    May the Plan be changed or terminated?
Yes. While we presently intend to continue the Plan indefinitely, we reserve the right to suspend, modify or terminate the Plan at any time. Notice of such suspension, modification or termination will be sent to all participants. No such event will affect any shares then credited to your Plan account. We also reserve the right to terminate your participation in the Plan at any time for any reason.
Upon any termination of the Plan by the Company or upon the termination by a participant of his or her participation in the Plan, any uninvested cash dividends or optional cash payments then held by the plan administrator will be remitted in cash. Moreover, upon any such termination of the Plan by the Company or any such termination of a participant’s participation in the Plan, if the participant has not elected to continue to hold the Plan shares in book-entry form (as described further in response to Question 31 above), a certificate for the number of whole shares of common stock credited to the participant’s account will be issued and a cash payment will be made for any fractional share interest credited to the participant’s account. The issuance of certificates may be subject to an additional fee. Please contact the plan administrator to determine if there is a certificate issuance fee.
45.    Does the Plan offer safekeeping?
All shares of common stock purchased through the Plan will be held by the plan administrator in book-entry form in your Plan account. If you hold stock certificates for shares of our common stock outside of the Plan, you may deposit those certificates for safekeeping with the plan administrator, and those shares will be reflected in your Plan account. If you wish to take advantage of this custodial arrangement, you must send the certificates, together with a letter of instruction, to the plan administrator by certified or registered mail at the address set forth in response to Question 5 above or at such other address as may be provided to you by the Company or the plan administrator at any time in the future.
46.     May the Transfer Agent and Registrar change?
Computershare, our plan administrator, presently acts as transfer agent and registrar for our shares of common stock. We reserve the right to terminate the agent and appoint a new agent or administer the Plan ourselves. All participants will receive notice of any such change.
47.     What law governs the Plan?
The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Massachusetts.
48.     Are we assured of receiving a dividend?
We cannot assure you of a profit or protect you against a loss on our shares of common stock that you purchase or sell under the Plan. The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend on our shares of common stock.

HOW TO ENROLL
If you are a record holder of our shares of common stock and you wish to enroll in our Dividend Reinvestment and Direct Stock Purchase Plan, you may enroll in the Plan through the plan administrator’s website at www.computershare.com/investor or by completing an Enrollment Form and returning it to the plan administrator.
If you are not a holder of our shares of common stock, you may enroll in the Plan through the plan administrator’s website at www.computershare.com/investor or by completing an Enrollment Form and returning it to the plan administrator, together with payment in an amount not less than $250 or more than $10,000. Payment should be made by authorizing an individual automatic deduction from your bank account online through the “Investor Center” or by check payable to Computershare - Enterprise Bancorp, Inc. DO NOT SEND CASH, TRAVELER’S CHECK, MONEY ORDERS OR THIRD-PARTY CHECKS. We may from time to time authorize other methods of payment. In that event, you will be notified of those other payment methods. Each check submitted for an optional cash purchase will be considered a separate transaction subject to a separate service fee.

The Enrollment Form is available on the plan administrator’s web site at www.computershare.com/investor, at the Dividend Reinvestment and Direct Stock Purchase Plan section of the “Investor Center” page. The information on our web site is not, and you must not consider the information to be, a part of this prospectus and is not incorporated by reference herein.

DISTRIBUTIONS
    We currently pay regular quarterly cash dividends to holders of our shares of common stock. Future dividends or distributions will be authorized by our Board of Directors and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, capital expenditure requirements, our taxable income and other factors our Board of Directors deem relevant. Our ability to make distributions to our shareholders will depend on our receipt of distributions from our subsidiaries, and we can make no assurances to you about our ability or decision to make future distributions. See the section below entitled “Description of Our Common Stock - Dividends Payable on Shares of Common Stock” for more information.

USE OF PROCEEDS
We intend to use the proceeds from the sale of shares under the Plan for general corporate purposes, which may include, among other things, investments in or advances to the Bank, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions.

DESCRIPTION OF OUR COMMON STOCK
The following summary describes the material features and rights of our common stock. This summary does not purport to be a complete description of the terms and conditions of our common stock in all reports and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated articles of organization and our second amended and restated by-laws.
General
Our authorized capital stock consists of 41,000,000 shares, of which 40,000,000 shares are common stock, par value $0.01 per share, and 1,000,000 shares are preferred stock, par value $0.01 per share. Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and non-assessable. As of August 4, 2023, there were 12,242,817 shares of our common stock outstanding, held by approximately 1,098 registered shareholders, and no shares of our preferred stock were outstanding. As of June 30, 2023, there were 166,909 shares of our common stock underlying options that have been issued pursuant to our equity incentive plans and 369,178 shares of our common stock reserved for future issuance under our equity incentive plans. Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “EBTC.”
Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities.
Voting Rights
Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.
Liquidation Rights
Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Dividends Payable on Shares of Common Stock
In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The ability of our board of directors to declare and pay dividends on our common stock may be affected by both general corporate law considerations and policies of the Board of Governors of the Federal Reserve System, which we refer to herein as the Federal Reserve, applicable to bank holding companies. As a Massachusetts corporation, we are subject to the limitations of Massachusetts law, which allows us to pay dividends unless, after such dividend: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus any amount that would be needed, if we were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of our shareholders whose rights are superior to the rights of our shareholders receiving the distribution. Additionally, as a general matter, the Federal Reserve indicates that the board of directors of a bank holding company should eliminate, defer or significantly reduce the dividends if: (i) the company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.
Most of our revenues available for the payment of dividends derive from amounts paid to us by the Bank. There are various statutory limitations that limit the ability of the Bank to pay dividends to us. The Bank is a state-charted bank and is subject to the laws and regulations of the Massachusetts Division of Banks and to the regulations of the FDIC. If a bank’s primary banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. In particular, the federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice.
Under the Massachusetts banking law, Massachusetts state-chartered banks, such as the Bank, generally may pay dividends only out of undivided profits. In addition, the Massachusetts Division of Banks may restrict the declaration or payment of a dividend by a Massachusetts state-chartered bank.
Furthermore, the payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Even notwithstanding the availability of funds for dividends, the FDIC may prohibit the payment of any dividends by an insured bank, such as the Bank, if the FDIC determines such payment would constitute an unsafe or unsound practice.
In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that could limit or prohibit us from paying dividends on our common stock.
Anti-Takeover Provisions.
General. Our amended and restated articles of organization and second amended and restated by-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by a shareholder. These provisions are summarized in the following paragraphs.
Authorized Shares of Capital Stock. Authorized but unissued shares of our common stock and preferred stock under our amended and restated articles of organization could (within the limits imposed by applicable law and NASDAQ Marketplace Rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some shareholders.
Beneficial Ownership Limitation. Our amended and restated articles of organization provide that no person or group of persons acting in concert may own or control or have the power to vote directly or indirectly more than 9.9% of the outstanding shares of the Company’s common stock. However, this limitation does not apply to (i) any acquisition of shares of the Company’s common stock which has been expressly approved in advance by the affirmative vote of not less than two-thirds (2/3rds) of the Company’s directors then in office, (ii) to any offer to the Corporation made by any underwriters selected by the Company in connection with a public offering by the Company of the Company’s capital stock, or (iii) to any employee stock ownership plan established by the Company.

Classified Board of Directors. Our articles of organization provide that our board of directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually in accordance with our by-laws, to hold office for a three-year term. Our articles of organization further provide that directors may be removed from office only for “cause” by the affirmative vote of not less than (i) the holders of two-thirds of the total votes eligible to be cast by our shareholders, or (ii) two-thirds of the members of the board of directors then in office. “Cause” is defined in our articles of organization as (a) conviction of a felony, (b) declaration of unsound mind by order of court, (c) gross dereliction of duty as determined by a majority of the board of directors, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Company. Having a classified board of directors could prevent or delay the ability of shareholders to remove or replace our directors, even if such action is favored by a majority of our outstanding shares of common stock.

Limitations on Right to Call Special Meetings. Under our amended and restated articles of organization, a special meeting of our shareholders may be called only by: (i) the Chairman of the Board or the Chief Executive Officer, or (ii) by the affirmative vote of a majority of the directors then in office; provided, however, that if at the time of such call there is an Interested Shareholder, as defined in our amended and restated articles of organization, any such call for a special meeting also requires the affirmative vote of a majority of the Continuing Directors, as defined in our amended and restated articles of organization, then in office.
Advance Notice Requirements for Shareholder Proposal and Director Nomination. Our second amended and restated by-laws require that shareholder proposals and director nominations by shareholders meet certain advanced notice and minimum informational requirements. For a shareholder to nominate a candidate for director or to bring other business before an annual meeting, notice must be received by the Company’s Secretary not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. To be timely in connection with a special meeting, notice must be received by the Company’s Secretary not less than 40 days and not more than 60 calendar days prior to the date of such special meeting. In addition, notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters regarding the shareholder giving the notice. These provisions could have the effect of delaying until the next annual shareholders’ meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities.

State Anti-Takeover Laws. Chapters 110C, 110D and 110F of the Massachusetts General Laws are generally applicable to any “take-over” of a Massachusetts corporation. In general, Chapter 110F of the Massachusetts General Laws prevents an “interested shareholder” (including certain persons who own or have the right to acquire 5% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Massachusetts corporation for a period of three years following the date such person became an interested shareholder unless, among other things, (i) prior to the date such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder; (ii) upon consummation of the transaction in which the interested shareholder became an interested shareholder, the interested shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) on or subsequent to the date the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested shareholder.
Chapter 110D of the Massachusetts General Laws restricts the voting rights of shares acquired in a “control share acquisition,” unless, among other things, the articles of organization or by-laws of a Massachusetts corporation provide that such restrictions are inapplicable. Neither our amended and restated articles of organization nor our second amended and restated by-laws provide that the provisions of Chapter 110D do not apply to us.
Chapter 110C of the Massachusetts General Laws subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a “take-over bid,” defined to include any acquisition of or offer to acquire more than ten percent (10%) of the issued and outstanding equity securities of a target company.
The foregoing discussion is not a complete statement of Massachusetts law and is qualified in its entirety by reference to Chapter 110F, Chapter 110C, Chapter 110D and the Massachusetts Business Corporation Act.
Shareholders’ Rights Plan. We have maintained a shareholders’ rights plan since 1998. The plan as originally adopted expired pursuant to its terms on January 13, 2008, and in conjunction with such expiration we adopted a renewed shareholders’ rights plan containing terms that are substantially similar to the terms of the original plan. The renewed shareholders’ rights plan was further extended by the board of directors on January 3, 2018. Under the plan, as extended, each share of common stock includes a right to purchase under certain circumstances one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $122.50 per one one-hundredth of a preferred share, subject to adjustment, or, in certain circumstances, to receive cash, property, shares of common stock or other securities of the Company. The rights are not presently exercisable and remain attached to the shares of common stock until the occurrence of certain triggering events that would ordinarily be associated with an unsolicited acquisition or attempted acquisition of 10% or more of our outstanding shares of common stock. The rights will expire, unless earlier redeemed, exchanged, or otherwise rescinded by us, on January 13, 2028. The rights have no voting or dividend privileges, and unless and until they become exercisable have no dilutive effect on our earnings. The terms of our shareholders’ rights plan are described in greater detail in Exhibit 4.4 of our 2022 Form 10-K and which is referenced in the section above entitled “Incorporation of Certain Information by Reference.”

Bank Holding Company Act. The Bank Holding Company Act generally would prohibit any company that, together with its affiliates, is not solely engaged in activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. For these purposes, “control” is generally defined as ownership, control or the ability to vote 25% or more of any class of voting stock of, control of the election of a majority of the directors of or other exercise of a controlling influence over a bank holding company. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in

Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by regulations of the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, is presumed to constitute acquisition of control of the bank holding company for purposes of the Change in Bank Control Act of 1978.

PLAN OF DISTRIBUTION
The shares of our common stock acquired under the Plan will be sold directly by us as newly issued shares or treasury shares. If you acquire shares of our common stock through the Plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the Plan, nor will we enter into any agreement with you regarding your purchase of those shares of common stock or any resale or distribution of those shares of common stock.
Any financial intermediary or other person may acquire shares of our common stock through the Plan at a discount by reinvesting cash dividends or making optional cash purchases that are subsequently applied to the purchase of newly issued common or treasury shares directly from us, and may capture the discount by reselling the shares of our common stock shortly thereafter. We have not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. We anticipate that the availability of a discount may encourage some participants in the Plan to purchase more shares of common stock than they would purchase without the discount, but we have no basis to quantify the extent to which additional shares of our common stock will be purchased because of the discount. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held in the participant’s account under the Plan, the participant will receive the proceeds of that sale less any applicable fees, withholdings, transfer or other taxes.

LEGAL MATTERS
Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Hunton Andrews Kurth LLP, Dallas, Texas, and with respect to matters of Massachusetts law, by Nelson Mullins Riley & Scarborough LLP, Boston, Massachusetts.

EXPERTS
The consolidated financial statements of Enterprise Bancorp, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, incorporated in this Prospectus by reference from the Enterprise Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

__________________

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
Up to 265,488
Shares of Common Stock
__________________
PROSPECTUS
__________________

    We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
Estimated fees and expenses (except in the case of a registration fee) in connection with the issuance and distribution of the offered securities are as follows:

SEC Registration Fee	$928.02
Accounting Fees and Expenses	14,700.00
Legal Fees and Expenses	20,000.00
Printing and Other Miscellaneous Expenses	500.00
Total	$36,128.02

All expenses in connection with the issuance and distribution of the securities being offered hereby will be borne by the Company.
Item 15. Indemnification of Directors and Officers.
Chapter 156D, Part 8, Subdivision E of the Massachusetts General Laws (the “MGL”), provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. MGL Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.
Our second amended and restated by-laws provides that our directors and officers will be indemnified by the Company to the fullest extent permitted by the MGL against all expenses incurred in connection with their service for or on behalf of the Company. These provisions are in addition to all other rights which any officer, non-officer employee, or director may be entitled to as a matter of law. The full text of Article VI of the second amended and restated by-laws is set forth below.

ARTICLE VI
INDEMNIFICATION
SECTION 1. Definitions. For purposes of this Article: (a) “Officer” means any person who serves or has served as a Director of the Corporation or in any other office filled by election or appointment by the shareholders or the Board of Directors and any heirs or personal representatives of such person; (b) “Non-Officer Employee” means any person who serves or has served as an employee of the Corporation but who is not or was not an Officer and any heirs or personal representatives of such person; (c) “Proceeding” means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.
SECTION 2. Officers. Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Corporation shall be indemnified by the Corporation against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity the majority of the equity of which is owned by the Corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Board of Directors.
SECTION 3. Non-Officer Employees. Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Corporation may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity the majority of the equity of which is owned by the Corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Corporation.
SECTION 4. Service at the Request or Direction of the Board of Directors. No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met: (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Corporation maintains insurance coverage for the type of indemnification sought. In no event shall the Corporation be liable for indemnification under Section 2(c) or 3(c) for any amount in excess of the proceeds of insurance received with respect to such coverage as the Corporation in its discretion may elect to carry. The Corporation may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above.
Notwithstanding any other provision of this Section 4, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Corporation may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Corporation to do so.
SECTION 5. Good Faith. Nothing hereinbefore to the contrary, no indemnification shall be provided to an Officer or to a Non‑Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Corporation or that such person’s conduct was at least not opposed to the best interests of the Corporation. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non‑Officer, no indemnification shall be provided to said Officer or Non‑Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Corporation or that such person’s conduct was at least not opposed to the best interests of the Corporation; provided, however, the Corporation shall have no obligation to indemnify any Officer or Non-Officer Employee, whether or not such person satisfied the standard of conduct set forth in this section, with respect to any Proceeding in which (i) such person was, is or is threatened to be named a defendant or respondent, (ii) the Corporation is a claimant and (iii) a majority of the Board of Directors authorized the Corporation to act in the capacity of a claimant with respect to such person. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are less than three disinterested Directors, the determination shall be based upon the opinion of the Corporation’s regular outside counsel, unless such counsel has been involved in any way in such Proceeding or in any matter that is the subject of or otherwise related in any way to such Proceeding, in which case the determination shall be based upon the opinion of an independent outside counsel that has no such prior involvement in the Proceeding or any related matter.
SECTION 6. Prior to Final Disposition. To the extent authorized by the Board of Directors, by the committee of Directors referred to in Section 5 of this Article VI or by the opinion of the counsel referred to in such Section 5, any indemnification provided for under this Article VI may include payment by the Corporation of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of (i) a written affirmation by the Officer or Non-Officer Employee seeking indemnification of his or her good faith belief that he or she has met the relevant standard of conduct described in Section 5 of this Article VI or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Organization, and (ii) a written undertaking by the Officer or Non-Officer Employee seeking indemnification to repay any funds advanced if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.
SECTION 7. Insurance. The Corporation may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.
SECTION 8. Other Indemnification Rights. Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.
SECTION 9. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article VI with respect to any Proceeding arising out of or relating to any actions, transactions or facts occurring at or prior to the date of such merger or consolidation.
SECTION 10. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each indemnitee as to any expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses, and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
    SECTION 11. Subsequent Legislation. If the Massachusetts General Laws, or any successor statutory provisions, are amended after adoption of this Article VI to expand further the indemnification permitted to an indemnitee, then the Corporation shall indemnify all such persons to the fullest extent permitted by the Massachusetts General Laws, or any successor statutory provisions, as so amended.

The indemnification provisions in our second amended and restated by-laws and the applicable provisions of the MGL may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits.
(a) Exhibits

3.1.1	—
Amended and Restated Articles of Organization of Enterprise Bancorp, Inc., as amended as of June 4, 2013, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 10, 2013 (File No. 001-33912).

3.1.2	—
Articles of Amendment to the Restated Articles of Organization of Enterprise Bancorp, Inc., as amended as of May 16, 2017, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 18, 2017 (File No. 001-33912).

3.1.3	—
Articles of Amendment to the Restated Articles of Organization of Enterprise Bancorp, Inc., as amended as of January 5, 2018, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 11, 2018 (File No. 001-33912).

3.2	—
Second Amended and Restated Bylaws of the Company, as amended as of January 19, 2021, incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on January 22, 2021 (File No. 001-33912).

4.1	—
Renewal Rights Agreement dated as of December 11, 2007 by and between the Company and Computershare Trust Company, N.A., as Rights Agent, including Terms of Series A Junior Participating Preferred Stock, Summary of Rights to Purchase Shares of Series A Junior Participating Preferred Stock, and Form of Rights Certificate attached as Exhibits A, B and C thereto, incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on December 13, 2007 (File No. 001-33912).

4.2	—
Amendment No. 1 to Renewal Rights Agreement dated as of January 5, 2018, and incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated January 11, 2018 (File No. 001-33912).

4.3	—
Description of the Company’s Common Stock Registered under Section 12 of the Exchange Act of 1934, incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-33912).

4.4	—
Description of the Company’s Preferred Share Purchase Rights Registered under Section 12 of the Exchange Act of 1934, incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-33912).

4.5*	—	Specimen Common Stock Certificate.

5.1*	—	Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1*	—	Consent of RSM US LLP.

23.2*	—	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

24.1*	—	Power of Attorney (included on original signature page to this registration statement).

107*	—	Filing Fee Table.

*    Filed herewith.
Item 17. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.
(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trustee Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, Commonwealth of Massachusetts, on August 9, 2023.
ENTERPRISE BANCORP, INC.

By:    /s/ Joseph R. Lussier
    Joseph R. Lussier
    Executive Vice President, Chief Financial Officer
    and Treasurer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph R. Lussier and John P. Clancy, Jr. as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this registration statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ George L. Duncan	Chairman	August 9, 2023
George L. Duncan

/s/ Kenneth S. Ansin	Director	August 9, 2023
Kenneth S. Ansin

/s/ Gino J. Baroni	Director	August 9, 2023
Gino J. Baroni

/s/ John P. Clancy, Jr.	Director, Chief Executive Officer	August 9, 2023
John P. Clancy, Jr.

/s/ John R. Clementi	Director	August 9, 2023
John R. Clementi

/s/ James F. Conway, III	Lead Director, Vice Chairman	August 9, 2023
James F. Conway, III

/s/ Carole A. Cowan	Director	August 9, 2023
Carole A. Cowan

/s/ Normand E. Deschene	Director	August 9, 2023
Normand E. Deschene

/s/ John T. Grady, Jr.	Director	August 9, 2023
John T. Grady, Jr.

/s/ Mary Jane King	Director	August 9, 2023
Mary Jane King

/s/ John A. Koutsos	Director, Secretary	August 9, 2023
John A. Koutsos

/s/ Joseph C. Lerner	Director	August 9, 2023
Joseph C. Lerner

/s/ Shelagh E. Mahoney	Director	August 9, 2023
Shelagh E. Mahoney

/s/ Richard W. Main	Director, President	August 9, 2023
Richard W. Main

/s/ Jacqueline F. Moloney	Director	August 9, 2023
Jacqueline F. Moloney

/s/ Michael T. Putziger	Director	August 9, 2023
Michael T. Putziger

/s/ Carol L. Reid	Director	August 9, 2023
Carol L. Reid

/s/ Nickolas Stavropoulos	Director	August 9, 2023
Nickolas Stavropoulos

/s/ Joseph R. Lussier	Executive Vice President,	August 9, 2023
Joseph R. Lussier	Chief Financial Officer and Treasurer

/s/ Michael K. Sullivan	Accounting Director of the Bank	August 9, 2023
Michael K. Sullivan